Exhibit 10.1

EARLY RETIREMENT AGREEMENT AND RELEASE

August 3, 2011

Mr. William Dries

Senior Vice President

Re:	Retirement Agreement and Release

Dear Bill:

This letter constitutes the Early Retirement Agreement and Release (the ‘Agreement”) between us and sets forth the definitive and mutually amicable terms relating to the agreed termination, through early retirement, of your employment and the agreement by EnPro Industries, Inc. (the “Company” or “Employer”) to pay you certain benefits in consideration of your agreeing to retire effective September 11, 2011 (the “Termination Date”). The Company and you acknowledge and agree that this Agreement is delivered in full satisfaction of, and in lieu of, any other severance benefits that may be owed to you.

As you are aware, as an employee of the Company, without regard to the terms of this Agreement, you are bound by a fiduciary duty and duty of loyalty to act in the best interests of the Company. Therefore, in accordance with these obligations and as required by this Agreement, you will not directly or indirectly use or disclose any of the Company’s confidential information or trade secrets or otherwise use any such information in a manner detrimental to the Company. You further agree that, for a period extending from the Termination Date through September 11, 2013, you will not directly or through any other person acting on your behalf solicit any Company employee to leave his or her employment with the Company.

Please read this Agreement carefully and, if you agree with its terms, sign and date it on the designated lines. Please return the signed original of this Agreement to Bob McKinney, Vice President-Human Resources. Please also keep a copy of this Agreement for your files.

The terms of the Agreement are as follows:

1. You hereby resign, effective as of May 5, 2011, from each and every office and management position with the Company and/or the Company’s affiliates, including without limitation as a director, officer, manager or member of any committee. You also agree to execute documents in a form satisfactory to the Company to effectuate any such resignations. Notwithstanding such resignations, your employment with the Company will be terminated effective as of the Termination Date, but prior to that time, you will remain on the payroll and will continue to be eligible to participate in the Company’s employee benefit plans.

2. The Company will pay you your current base salary through the Termination Date, and will also pay you for all accrued but unused vacation per the Company’s policy on the first regular payroll date following the Termination Date. Except for the payments set forth in this paragraph 2 and paragraphs 3 and 5 below, you agree that you are not entitled to any other salary, bonus, incentive, retirement or other payments from the Company, and that as of the date of this Agreement you do not have any factual dispute with the Company regarding wages or salary.

3. In addition to the payments described in paragraph 2 of this Agreement, in lieu of any other severance benefits, the Company will pay you an early retirement severance benefit equal to twelve (12) months of your current base salary. The Company will pay this benefit in installments over the Company’s normal payroll periods for the period beginning on September 12, 2011 and ending on September 11, 2012 (the “Severance Period”). Provided, however, the first installment of this benefit will not be made until the revocation period described in paragraph 13 below expires.

In addition, you will remain eligible to receive pro rata payments under the Company’s Annual Performance Plan (APP) and Long-Term Incentive Plan (LTIP). The APP payment for 2011 will be the higher of (a) your “target” amount under the plan or (b) the amount calculated under the terms of the plan as if you had worked the entire year, in either case (a) or (b) with such resulting amount then prorated using 253/365 as the fraction representing the number of days worked in 2011. The payment of the amount so determined will be made in the ordinary course in or around February 2012. In the case of the LTIP, the payments will be calculated and paid pursuant to the terms of the applicable LTIP award agreements between you and the Company as follows: (i) for the 2009-2011 LTIP performance cycle, the amount will be calculated under the terms of the plan as if you had worked the entire period and then will be prorated using 28/36 as the fraction representing the number of completed months prior to the Termination Date; and (ii) for the 2010-2012 LTIP performance cycle, the amount will be calculated under the terms of the plan as if you had worked the entire period and then will be prorated using 16/36 as the fraction representing the number of completed months prior to the Termination Date. These pro-rata payments will be made as soon as practicable following the certification of performance for the relevant performance period(s) by the Compensation and Human Resources Committee of the Company’s Board of Directors.

4. The payments described in paragraphs 2 and 3 of this Agreement will be made though the Company’s normal payroll process. All such payments shall be subject to normal withholdings as required or authorized by state and federal law. These payments will be direct-deposited to your bank account in accordance with your previous instructions regarding direct deposit of your paychecks.

5. The termination of your employment with the Company is a “qualifying event” under COBRA with respect to your coverage under the Company’s health insurance and dental plans; thus, you will be provided an opportunity to continue to have health and dental insurance coverage through the Company’s plans after the termination of your employment, as required by COBRA (and on the terms and conditions required by COBRA); you will receive a separate notice of these COBRA rights in order to allow you the chance to decide whether to elect (and pay for) COBRA continuation coverage. However, for the duration of the Severance Period, you will only be required to pay a COBRA premium that is equal to the amount you pay for medical and dental coverage as an active employee immediately prior to the Termination Date.

Your eligibility for other employee benefits provided by the Company shall cease as of the Termination Date; provided, however, that your vested benefit under any retirement plan sponsored by the Company (including the EnPro Industries, Inc. Defined Benefit Plan, the EnPro Industries, Inc. Defined Benefit Restoration Plan (the “Restoration Plan”), the Supplemental Executive Retirement Plan (the “SERP”), the EnPro Industries, Inc. Retirement Savings Plan for Salaried Employees, and the EnPro Industries, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”)) shall remain vested and shall be distributed to you in accordance with the terms of such retirement plans. In the case of payments due under the Restoration Plan, the SERP and the Deferred Compensation Plan, in order to comply with IRC Section 409A, no such payments shall be made prior to six months following the Termination Date. The total amount due under the Restoration Plan and the SERP is $738,817. Said amount shall be in addition to your portion of that certain life insurance policy issued by The Lincoln National Life Insurance Company (Policy # JP5541405) which has a cash surrender value of $1,538,946 as of March 1, 2011.

You will also have the right (i) to receive payment pursuant to the terms of the Company’s welfare plans for claims under such plans arising prior to the Termination Date; (ii) to exercise any conversion rights provided to you under the terms of the Company’s benefit plans; and (iii) to receive reimbursement from the Company of expenses you incurred prior to the Termination Date, provided that such expenses are submitted to the Company no later than thirty (30) days after the Termination Date and are otherwise reimbursable under the terms of the Company’s policies with respect to the same.

6. You hereby waive any right to receive outplacement services that otherwise would be provided pursuant to the Company’s Senior Officer Severance Policy.

7. Except as set forth in the preceding paragraphs, the Company shall have no obligation to make or provide any further payments or benefits to you or for your benefit, and you will not have the right to participate in or receive any benefit under any employee benefit plan of the Company, any fringe benefit plan of the Company, or any other plan, policy or arrangement of the Company providing benefits or perquisites to employees of the Company generally or individually.

8. You acknowledge that the contents of this Agreement are confidential, and you agree that you will not disclose or discuss the facts or nature of this Agreement with any person other than your spouse, financial advisor and legal counsel, provided that such persons have agreed to keep the terms hereof confidential. You agree that you will not make disparaging remarks to anyone about the Company or its practices, any management personnel or any other employee, or any statements that disrupt or impair the Company’s normal, ongoing business operations, or that harm the Company’s reputation with its employees, customers, suppliers or the public. You agree that you will not, directly or indirectly, use or disclose to anyone any information that the Company deems to be confidential or proprietary, including without limitation any trade secrets or customer information. You agree that if you make any such disparaging remarks or disclose confidential or proprietary information, the Company shall be entitled to cease its performance under this Agreement and/or to institute action against you for appropriate legal and equitable relief. You further agree that if the Company ceases performance under this Agreement pursuant to the preceding sentence, then the Release set forth in paragraph 11 shall remain in full force and effect. For clarity, nothing in this paragraph will preclude you from engaging in lawful competition with the Company after the Termination Date.

(b) You acknowledge that the Confidential Information is owned or licensed by the Company or its affiliates; is unique, valuable, proprietary and confidential; and derives independent actual or potential commercial value from not being generally known or available to the public. You hereby relinquish, and agree that you will not at any time claim, any right, title or interest of any kind in or to any Confidential Information.

(c) You agree that you will maintain the confidentiality of the Confidential Information at all times after the Termination Date and will not, at any time, directly or indirectly, use any Confidential Information for your own benefit or for the benefit of any other person, reveal or disclose any Confidential Information to any person or remove or aid in the removal from the Company’s or its affiliates’ premises of any Confidential Information. The covenants in this paragraph will not apply to information that (i) is or becomes available to the general public through no breach of this Agreement by you or breach by any other person of a duty of confidentiality to the Company or its affiliates; (ii) you are required to disclose by applicable law, rule, regulation or court order; provided, however, that you will notify the Company in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the Company to limit the scope of such disclosure; or (iii) information that was within your possession prior to its being furnished to you by the Company or the Company’s affiliates.

9. Release. Except for any claims that you may have for workers’ compensation benefits, for pension benefits or for welfare benefits expressly referenced by this Agreement (which are not released by this Agreement), you agree to and do release and forever discharge the Company, any related or successor corporation or affiliate (including but not limited to any parent or subsidiary, and including but not limited to EnPro Industries, Inc., and Coltec Industries Inc), together with each of their insurers, benefit plans and programs, and all of their past and present officers, directors, employees, administrators and trustees (collectively the “Parties Released by this Agreement”) from any and all losses, expenses, liabilities, claims, rights and entitlements of every kind and description (collectively referred to as “Claims”), whether known or unknown, that you have now or may later claim to have had against any of the Parties Released by this Agreement arising out of anything that has occurred up through the date that you sign this Agreement, including, without limitation, any Claims arising out of your employment or termination of employment with the Company. This release includes, but is not limited to, any Claims for back pay, reinstatement, personal injuries, breach of contract (express or implied), breach of any covenant of good faith and fair dealing (express or implied), or for recovery of any losses or other damages to you or your property based on any alleged violation of Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq. (prohibiting discrimination on account of race, sex, color, national origin or religion); the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (prohibiting discrimination on account of age); the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq. (prohibiting discrimination on account of disabilities); the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the North Carolina Equal Employment Practice Act, N.C. Gen. Stat. § 143-422.2 et seq.; the North Carolina Handicapped Persons Protection Act, N.C. Gen. Stat. § 168A-1 et seq.; the North Carolina Retaliatory Employment Discrimination Act, N.C. Gen. Stat. §§ 95-240 et seq.; or any other federal, state or local statutory or common law. You further agree that this release may be pleaded as a complete bar to any action or suit before any court or administrative body. (This release does not apply to Claims that arise out of events that occur after the date you sign this Agreement).

You acknowledge that you may have sustained or may yet sustain damages, costs, or expenses that are presently unknown and that relate to Claims between you and the Parties Released by this Agreement. You expressly waive and relinquish all rights and benefits which you may have under any state or federal statute or common-law principle that would otherwise limit the effect of this Agreement to Claims known or suspected prior to the date you sign this Agreement, and do so understanding and acknowledging the significance and consequences of such specific waiver.

Thus, for the purpose of implementing a full and complete release and discharge of the Parties Released by this Agreement, you expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims which you do not know or suspect to exist in your favor at the time you sign this Agreement, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

You further agree that you will not hereafter file or pursue any lawsuits against any of the Parties Released by this Agreement concerning any Claim or Claims listed in this paragraph 9 of the Agreement.

Provided, however, that nothing herein shall prohibit you from filing a charge or complaint with any governmental agency or from cooperating with any federal or state governmental inquiry or investigation. You agree forever to waive any right to monetary recovery from the Company or its affiliates in the event any administrative agency or other public or governmental authority, individual or group of individuals pursues any claim on your behalf, and you agree you will not request or accept anything of value from the Company or its affiliates not provided for in this Agreement as compensation or damages.

10. You further agree that, during the Severance Period, you will provide reasonable assistance with respect to ongoing matters of the Company or its affiliates, including any investigation, dispute or litigation or other commercial matters, including answering questions and providing details of matters you handled while an employee of the Company so that your duties may be transitioned and these ongoing matters handled without undue interruption, your current employment permitting, upon the request of the Company and at no cost except reimbursement of out-of-pocket costs.

You agree that, after the end of the Severance Period, on appropriate advance notice, you will, if so requested by the Company or its affiliates, provide reasonable assistance or information related to any employment or business dispute, investigation, proceeding or litigation (threatened or pending) involving the Company or its affiliates and will freely cooperate and assist the Company or its affiliates in good faith and to the best of your ability, your then current employment permitting. In such cases, the Company will reimburse you for out of pocket expenses and pay you a reasonable hourly rate as compensation for your time spent on the Company’s behalf, unless prohibited by applicable law.

11. You agree that you will not retain or destroy, and will promptly return to the Company by the Termination Date, any and all Company property in your possession or subject to your control, including but not limited to, keys, credit and identification cards, Company-provided vehicles or equipment, computers or any other items provided to you by the Company for your use, together with all written or recorded materials, documents, computer discs, plans, records, or other papers or electronic information related to the Company’s business affairs. You represent that you have not and will not copy, download, store or retain software, documents or other materials or files originating with or belonging to the Company, and that you have not retained copies of any Company property or materials, including on any computer tape, diskette, disc, flash drive or any form of storage media, whether portable or installed.

12. This Agreement will take the place of all previous agreements between you and the Company, and it contains the entire agreement between you and the Company regarding the termination of your employment. It is not, and shall not be construed as, an admission or indication that the Company has engaged in any wrongful or unlawful conduct of any kind. Neither you nor the Company will be bound by any statements or representations not contained in this Agreement.

13. By signing this Agreement, you acknowledge that you have carefully read and fully understand it and are signing it voluntarily. You acknowledge that the

Company has encouraged and advised you to consult with an attorney prior to executing the Agreement. You also acknowledge that you have had the opportunity to obtain all advice and information you deem necessary about matters related to this Agreement. You acknowledge that you have been given a period of at least twenty-one (21) days after receiving this Agreement to consider its terms before signing it. In addition, you have seven (7) days after signing this Agreement and release to revoke your acceptance by delivering a signed notice of revocation to Bob McKinney. Upon delivery of a timely notice of revocation, this Agreement will be null and void and neither the Company nor you will have any rights or obligations under it. Accordingly, this Agreement and release shall not become effective or enforceable until the seven-day revocation period has expired. If your signature is not revoked by you during the seven-day period, it shall be deemed accepted and this Agreement will take effect on the eighth (8th) day.

14. If any provision of this Agreement (or any subpart thereof) is unenforceable or is held to be unenforceable, you agree that such provision shall be fully severable, and this Agreement and its terms shall be construed and enforced as if such unenforceable provision had never been a part of this Agreement. Under such circumstances, the remaining provisions of the Agreement shall remain in full force and effect, and a court construing the unenforceable provision shall add to this Agreement and make a part of it, in lieu of the unenforceable provision, a provision as similar in terms and effect to such unenforceable provision as may be enforceable.

15. This Agreement can only be modified in a writing executed in the same manner as this Agreement. This Agreement shall be construed in accordance with the laws of the State of North Carolina.

I HAVE READ THIS AGREEMENT. I UNDERSTAND ITS TERMS AND CONDITIONS. I HAVE NOT BEEN COERCED INTO SIGNING THIS AGREEMENT, AND I VOLUNTARILY AGREE TO ABIDE BY ITS TERMS BECAUSE THEY ARE SATISFACTORY TO ME. NO PROMISE OR INDUCEMENT OF ANY KIND HAS BEEN MADE TO ME BY THE COMPANY OR ANYONE ELSE TO CAUSE ME TO SIGN THIS AGREEMENT, EXCEPT AS SET FORTH ABOVE. I ACKNOWLEDGE THAT THE SPECIAL EXIT BENEFIT THAT I WILL RECEIVE AS A RESULT OF SIGNING THIS AGREEMENT IS ADEQUATE AND THE ONLY CONSIDERATION FOR THIS AGREEMENT.

(Signatures on next page)

This Agreement has been executed by both parties on August 3, 2011, to be effective as of May 5, 2011.

/s/ William Dries
William Dries

EnPro Industries, Inc.

/s/ Robert P. McKinney
By: Robert P. McKinney

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